EXHIBIT 99

                            Contact: Mary K. Collins
                              Senior Vice President
                                 (713) 529-4200

                        CONSOLIDATED GRAPHICS TO ACQUIRE
                      MOBILITY, INC. OF RICHMOND, VIRGINIA

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                   REPRESENTS ENTRY INTO MID-ATLANTIC REGION

     HOUSTON, TX (September 6, 1996) -- Consolidated Graphics, Inc. (Nasdaq/NM:COGI) today announced the signing of a letter of intent to acquire Mobility, Inc. of Richmond, Virginia. Mobility has served the Richmond area since 1969. Terms of the agreement were not disclosed.

     Mobility is a high-quality, full-service sheet-fed printer. Its four sheet-fed presses have up to six-color capability and are complemented by state-of-the-art pre-press and bindery equipment. The company reported revenues of $6 million in 1995. Mobility founder Stephen R. Hutchins will continue as president of the company and its name will remain unchanged.

     "The Company has an excellent reputation for quality craftsmanship and outstanding customer service. We are excited about adding Mobility's capabilities and its great team of employees to our already strong group of companies," said Joe R. Davis, chairman and chief executive officer of Consolidated Graphics, Inc.

     "This important acquisition represents our first entry into the Mid-Atlantic region, a vibrant, growing market. It is also our fourth announced acquisition since the beginning of our fiscal year in April. The total annual revenues generated by these four companies exceeds $34 million, bringing our annual run-rate revenues to a total of $140 million," concluded Davis.

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. Upon completing the acquisition of Mobility, Inc., Consolidated Graphics will operate sixteen printing companies in twelve markets.

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